CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of Invesco Capital Development Fund, Invesco Charter Fund, Invesco Constellation Fund, Invesco Disciplined Equity Fund, Invesco Diversified Dividend Fund, Invesco Large Cap Basic Value Fund, Invesco Large Cap Growth Fund and Invesco Summit Fund, eight of the funds constituting AIM Equity Funds (Invesco Equity Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2011